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                              Exhibit 23
                    Consent of Independent Auditors




The Board of Directors
WLR Foods, Inc.

We consent to incorporation by reference in the Registration Statement (No. 33-55649) on Form S-8 of WLR Foods, Inc. of our report dated November 22, 1995 relating to the statements of net assets available for benefits of the WLR Foods, Inc. Profit Sharing and Salary Savings Plan and Trust as of June 30, 1995 and 1994, the related statement of changes in net assets available for benefits for the year ended June 30, 1995, and supplemental schedules, which report is included in this annual report on Form 11-K.

                     KPMG Peat Marwick LLP

                     ___/s/__KPMG Peat Marwick LLP___




Richmond, Virginia
December 19, 1995